Exhibit 99.1

FOR IMMEDIATE RELEASE

Citigroup Inc. (NYSE: C; TSE: 8710)

January 18, 2008

Citi Announces Definitive Exchange Ratio for

Share Exchange with Nikko Cordial Corporation

Nikko Cordial Shareholders to Receive 0.602 Citigroup Shares

For Each Nikko Cordial Share That They Own

Tokyo / New York – Citi announced today that Nikko Cordial Corporation shareholders will be entitled to receive 0.602 shares of Citigroup Inc. common stock for each share of Nikko Cordial Corporation common stock that they own under the previously agreed share exchange between Citi and Nikko Cordial. The share exchange becomes effective on January 29, 2008.

In accordance with the share exchange agreement that was approved at the extraordinary general meeting of Nikko Cordial Corporation shareholders held on December 19, 2007, the definitive exchange ratio was determined by reference to the average of the volume-weighted average prices per Citigroup Inc. common share on the New York Stock Exchange on each of the three trading days ending on (and including) January 17, 2008, converted from U.S. dollars into Japanese yen at the exchange rate referenced in the share exchange agreement.

“Citi has been serving clients in Japan for more than a century. We look forward to the successful completion of the share exchange and to formally welcoming Nikko Cordial shareholders to our company,” said Vikram Pandit, Chief Executive Officer of Citi. “Nikko Cordial’s premier franchise and brand and its strong and established client network will help us create Japan’s leading comprehensive banking and securities group.”

“This is a significant step toward realizing the benefits from our comprehensive strategic alliance with Nikko Cordial,” said Douglas Peterson, Chief Executive Officer of Citigroup Japan Holdings. “By leveraging the strengths of both Citi and Nikko in this important market, we aim to better serve our customers in Japan.”

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Media:	Investors:

In Japan		Equity Investors
Corporate Affairs	81-3-5223-8699	Scott Freidenrich	1-212-559-2718

In New York		Fixed Income Investors
Christina Pretto	1-212-559-9560	Maurice Raichelson	1-212-559-5091
Michael Hanretta	1-212-559-9466

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi's major brands include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

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